ISG RESOURCES, INC.
                                                                R. Steve Creamer
                                            Chairman and Chief Executive Officer

November 30, 1999                                            VIA FEDERAL EXPRESS
                                                                   (801)424-0223

Mr. Dennis S. Engh
Utah Clay Technology, Inc.
3985 South 2000 East
Salt Lake City, Utah 84124

Dear Mr. Engh:

     This letter (this "Letter Agreement") is written to summarize the principal terms of a proposal being considered by ISG Resources, Inc., or its assignee ("ISG"), regarding the possible joint venture with Utah Clay Technology, Inc. ("UCT") for the mining, production, and marketing of kaolin clay products, among other products. In this Letter Agreement, ISG and UCT are sometimes called the "Parties" and the transaction in general is sometimes called the "Joint Venture". It is our desire to commence negotiating a Joint Venture Agreement. Upon receipt of an original executed copy of this Letter Agreement, we will begin drafting an initial draft of the Joint Venture Agreement.

1.   BASIC TRANSACTION

     UCT will provide ISG access to all of its mineral deposits along with consulting and marketing efforts. ISG will provide testing for the kaolin, within ISG's discretion. ISG will also provide infrastructure to generate marketable kaolin products, and market those products jointly with UCT. The closing of this transaction (the "Closing") would occur on or before February 1, 2000.

2.   DUE DILIGENCE

     a. ISG will continue to perform due diligence on the minerals from UCT's sites, through grinding and testing. Through this due diligence and input from UCT, ISG will determine the relevant markets for the potential products generated from the minerals, and from which ISG will negotiate a long term agreement with UCT. ISG will continue to perform due diligence to analyze the UCT minerals for markets including but not limited to: Facing Granules, Sand Blast, Fillers-Elastimers, Fillers-Masonry, and Pozzolan.

3.   OTHER TERMS

     a. UCT will make representations and warranties to ISG, and will provide comprehensive covenants, indemnities and other protections for ISG's benefit.


                       An INDUSTRIALSERVICESGROUP Company
                             Corporate Headquarters
           136 East South Temple, Suite 1300, Salt Lake City, UT 84111

                                                                    Exhibit 10.5
                                                               Page 1 of 6 Pages

Mr. Dennis S. Engh, President
November 30, 1999
Page 2


     b. The consummation of the transaction provided for in the Joint Venture Agreement is subject to ISG's satisfaction with the results of ISG's investigation (financial, legal, contractual, etc.) of UCT's business and the negotiation and execution of a mutually agreeable Joint Venture Agreement. The transaction provided for in the Joint Venture Agreement is also subject to ISG's satisfaction with the results of its tests on the kaolin in UCT's deposits and a marketing analysis thereof.

4.   ACCESS

     During the period from the date this Letter Agreement is signed by UCT (the "Signing Date") until the date on which either Party provides the other Party with written notice that negotiations toward the Joint Venture Agreement are terminated (the "Termination Date"), or until the date on which the Joint Venture is completed, whichever is later, UCT will afford ISG, and its representatives full and free access to the mineral deposits, a reasonable supply of the minerals (kaolin) for testing, and all documents and data related thereto.

5.   EXCLUSIVE DEALING

     Until the later of (i) ninety (90) days after the Signing Date or (ii) the Termination Date:

     a. UCT will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to a joint venture or the sale of UCT, its assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise; and

     b. UCT will immediately notify ISG regarding any contact between UCT or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

6.   CONFIDENTIALITY

     Except as and to the extent required by law, ISG will not disclose or use, and will direct its representatives not to disclose or use to the detriment of UCT, any Confidential Information (as defined below) with respect to that furnished, or to be furnished, by UCT or its respective representatives to ISG or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this Letter Agreement. For purposes of this Paragraph, "Confidential Information" means any information about the Company stamped "confidential" or identified in writing as such to ISG by UCT promptly following its disclosure, unless (i) such information is already known to ISG or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of ISG or its representatives, (b) the use of such information is necessary or

                                                                    Exhibit 10.5
                                                               Page 2 of 6 Pages

Mr. Dennis S. Engh, President
November 30, 1999
Page 3


appropriate in making any filing or obtaining any consent or approval required for the consummation of the Joint Venture, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of UCT, ISG will promptly return to UCT or destroy any Confidential Information in its possession and certify in writing to UCT that it has done so.

7.   DISCLOSURE

     Except as and to the extent required by law, without the prior written consent of the other Party, neither ISG nor UCT will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions, or other aspects of the transaction proposed in this Letter Agreement. If a Party is required by law to make any such disclosure, it must first provide to the other Party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

8.   COSTS

     ISG and UCT will be responsible for and bear all of their own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Joint Venture.

9.   ENTIRE AGREEMENT

     This Letter Agreement constitutes the entire agreement between the parties, and supersedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, this Letter Agreement may be amended or modified only by a writing executed by all of the parties.

10.  GOVERNING LAW

     This Letter Agreement will be governed by and construed under the laws of the State of Utah without regard to conflicts of laws principles.

11.  TERMINATION

     This Letter Agreement will automatically terminate ninety (90) days from the date hereof, and may be terminated earlier upon written notice by either party to the other party unilaterally, for any reason or no reason, with or without cause, at any time; provided, however, that the termination of this Letter Agreement will not affect the liability of a party for breach of any of

                                                                    Exhibit 10.5
                                                               Page 3 of 6 Pages

Mr. Dennis S. Engh, President
November 30, 1999
Page 4


the provisions hereof prior to the termination. Upon termination of the Letter Agreement, the parties will have no further obligations hereunder, except as stated in Paragraphs 6, 8, 9 and 10 of this Letter Agreement, which will survive any such termination.

12.  COUNTERPARTS

     This Letter Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Letter Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.  NO LIABILITY

     Except as expressly provided in this Letter Agreement (or as expressly provided in any binding written agreement that the Parties may enter into in the future), no past or further action, course of conduct, or failure to act relating to the Joint Venture, or relating to the negotiation of the terms of the Joint Venture or any Joint Venture Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the Parties.

     If you are in agreement with the foregoing, please sign and return one copy of this Letter Agreement to my office. We look forward to working with you.

                                           Sincerely,


                                           /s/ R. Steve Creamer

                                           R. Steve Creamer

RSC/cjb

Utah Clay Technology, Inc.:


/s/ Dennis S. Engh
------------------
Dennis S. Engh
November 30, 1999

                                                                    Exhibit 10.5
                                                               Page 4 of 6 Pages

ISG RESOURCES, INC.
February 10,2000
                                                         PERSONAL & CONFIDENTIAL

Mr. Dennis S. Engh
Utah Clay Technology, Inc.
3985 South 2000 East
Salt Lake City, Utah 84124


           Re: Extension of Letter Agreement dated November 30, 1999,
               ("Agreement") between ISG Resources, Inc. ("ISG") and Utah Clay Technology, Inc. ("UCT")

Gentlemen:

     This letter will confirm an extension of the Agreement between ISG and UCT. ISG, at UCT's request, agrees to extend the Agreement for the period of one and one-half months beginning February 1, 2000 and ending on March 15, 2000 ("Extension Period"). In consideration thereof, UCT agrees that for the Extension Period ISO will continue to perform due diligence, at its discretion, to evaluate the potential markets and uses for kaolin products.

                                                   Sincerely,

                                                   /s/ Curtis J. Brown

                                                   Curtis J. Brown
                                                   Assistant Secretary


     I have read this letter and it accurately reflects the agreement between ISG and UCT regarding the terms set forth herein.

                                                   Utah Clay Technology, Inc.

                                                   /s/ Dennis S. Engh

                                                   By:  Dennis Engh
                                                   Its: President


                       An INDUSTRIALSERVICESGROUP Company
                             Corporate Headquarters
           136 East South Temple. Suite 1300, Salt Lake City, UT 84111


                                                                    Exhibit 10.5
                                                               Page 5 of 6 Pages

ISG RESOURCES, INC.
June 15, 2000                                            PERSONAL & CONFIDENTIAL

Mr. Dennis S. Engh
Utah Clay Technology, Inc.
3985 South 2000 East
Salt Lake City, Utah 84124


                   Re: Letter Agreement for Product Evaluation

Gentlemen:

     This letter confirms at UCT's request, that ISG is currently and in the ongoing process of evaluation and analyzation of UCT's mineral deposits. Through this evaluation, ISG is testing the characteristics of some of UCT's deposits to determine the feasibility for marketing and sales of those minerals in modified form in pozzolanic and cementitious applications. In consideration thereof, UCT agrees that ISG will continue to perform due diligence, at its discretion, to evaluate the potential markets and uses for UCT's mineral deposits.

                                                    Sincerely,

                                                    /s/ Curtis J. Brown

                                                    Curtis J. Brown
                                                    Associate General Counsel &
                                                    Assistant Secretary

I have read this letter and it accurately reflects the agreement between ISG and UCT regarding the terms set forth herein.

                                                    Utah Clay Technology, Inc.

                                                    /s/ Dennis S. Engh
                                                    By:  Dennis S. Engh
                                                    Its: President






                       An INDUSTRIALSERVICESGROUP Company
                             Corporate Headquarters
           136 East South Temple, Suite 1300, Salt Lake City, UT 84111
                     Phone (801) 236-9700 Fax (801) 236-9730

                                                                    Exhibit 10.5
                                                               Page 6 of 6 Pages